Exhibit 10.2

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”) is entered into as of November 30, 2011 (the “Effective Date”), by and among Radius Health, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and C. Richard Lyttle, Ph.D. (the “Executive”).

RECITALS

A.            The Executive currently serves as the President and Chief Executive Officer of the Company pursuant to that certain offer letter dated July 2, 2004 (the “Offer Letter”).

B.            The Executive and the Company mutually desire to transition the Executive from President and Chief Executive Officer of the Company to Chief Scientific Officer of the Company effective as of December 5, 2011 (the “Transition Date”).

C.            The Executive and the Company mutually desire that, effective as of the Effective Date, this Agreement will supersede the Offer Letter in its entirety, and the Company shall continue to employ the Executive, and the Executive shall accept such continued employment, on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Term; Employment.

(a)           The Company shall continue to employ the Executive as President and Chief Executive Officer from the Effective Date through the Transition Date.  On the Transition Date, the Executive shall transition to become the Chief Scientific Officer of the Company.  As Chief Scientific Officer, the Executive shall have such duties, responsibilities and authority as shall be assigned to the Executive from time to time by the Chief Executive Officer of the Company or the Board.  The Executive shall report directly to the Chief Executive Officer.  The Executive acknowledges and agrees that the transition to Chief Scientific Officer shall not constitute “Good Reason” under the Offer Letter.  Effective as of the Transition Date, the Executive resigns from his position as a director of the Company and shall cease to hold any position (whether as an officer, member of the Board, trustee, fiduciary, or otherwise) with, and shall cease to exercise or convey any authority (actual, apparent, or otherwise) on behalf of, the Company and its subsidiaries, except as otherwise specifically provided in this Agreement.

(b)           The Executive’s employment as Chief Scientific Officer hereunder shall be for a period (the “Employment Period”) commencing on the Transition Date and ending on June 1, 2012 (the “Six Month Anniversary”).  After March 1, 2012 (the “Three Month Anniversary”), either the Executive or the Company may terminate the Employment Period and Executive’s employment at any time and for any reason whatsoever (or for no reason) by providing at least two (2) weeks advance written notice (or such lesser period of time as may be mutually agreed to by the Company and the Executive).  Notwithstanding the foregoing, nothing in this Agreement shall restrict the Company from terminating the Employment Period and the Executive’s employment for Cause at any time (including without limitation prior to the Three Month Anniversary).

(c)           During the Employment Period, the Executive shall perform the services required by this Agreement primarily at the Executive’s principal residence, except for travel to the Company’s headquarters as may reasonably be necessary (any such travel to be reimbursed in accordance with the Company’s policies as in effect from time to time).

(d)           During the Employment Period, the Executive shall devote all necessary business time and attention to the business and affairs of the Company, and shall use his best efforts, skills, and abilities to promote its interests.  Notwithstanding the foregoing, the Company acknowledges that the Executive currently serves as the Executive Chairman of another business and that he may continue to perform in that role during and following the Employment Period.

2.             Compensation and Benefits.

(a)           During the Employment Period, the Executive shall continue to receive his base salary at the rate in effect as of immediately prior to the Effective Date (“Base Salary”), which shall be paid to the Executive in accordance with the Company’s standard payroll practices.

(b)           The Executive shall remain eligible to receive his annual bonus for calendar year 2011 at the levels previously established for such bonus by the Board and communicated to the Executive, subject to and in accordance with the applicable bonus plans and policies of the Company.

(c)           The Executive shall be eligible to earn for calendar year 2012 a discretionary cash performance bonus under the Company’s bonus plan or program applicable to senior executives (the “2012 Bonus”).  The Executive’s target 2012 Bonus shall be forty percent (40%) of the Executive’s Base Salary, but the actual amount of the 2012 Bonus shall be determined on the basis of the attainment of Company performance metrics and/or individual performance objectives, in each case, as established and approved by the Board or the Compensation Committee of the Board in its sole discretion.  Payment of the 2012 Bonus (if any) shall be contingent upon the Executive’s continued employment with the Company through the payment date (other than as provided in Section 3(c)).

(d)           During the Employment Period, the Executive shall continue to vest in any options to purchase Company common stock or other equity awards held by the Executive pursuant to the terms of such options and other equity awards.

(e)           During the Employment Period, the Executive will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its full-time regular employees, including group health plans, life, disability and AD&D insurances, a 401k plan, tuition reimbursement, parking or public transportation and various types of paid time off, subject to the terms and conditions of such benefits and plans, and the Executive will continue to accrue vacation at the same rate as in effect as of the Effective Date.  The Company reserves the right to terminate, modify or add to its benefits and benefit plans at any time.

3.             Termination.

(a)           Unless sooner terminated, the Executive’s employment with the Company shall automatically terminate on the Six Month Anniversary.

(b)           In the event of a termination of the Executive’s employment with the Company for any reason, the Company shall pay the Executive or the Executive’s estate or legal representative (as applicable), within thirty (30) days after the date of the Executive’s termination of employment (the “Date of Termination”), (i) any earned but unpaid Base Salary and accrued but unused vacation as of the Date of Termination and (ii) any unreimbursed business expenses incurred by the Executive prior the Date of Termination, subject to and in accordance with Company policy for senior executives, prior the date of termination.

(c)           In the event the Executive’s employment is terminated (i) due to the Executive’s death prior to the Three Month Anniversary or (ii) for any reason other than for Cause after the Three Month Anniversary (including without limitation an automatic termination upon the Six Month Anniversary), (A) the Executive shall be entitled to receive the 2012 Bonus, pro rated based on the number of days in the calendar year through the Date of Termination, payable within sixty (60) days after the Date of Termination and (B) any vested and outstanding options to purchase shares of the Company’s common stock held by the Executive on the Date of Termination shall remain exercisable until the later to occur of (1) the first anniversary of the Date of Termination or (2) the date that is 30 days after the date on which the Company’s common stock first becomes listed on a national stock exchange; provided, however, that in no event shall any stock option remain exercisable beyond the original expiration date of such option and provided, further, that each such option shall be terminable in accordance with the terms of the equity plan pursuant to which it was granted.  Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided in this Section 3(c) that the Executive execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within thirty (30) days following the Date of Termination.

(d)           The parties agree that, except as expressly set forth in this Agreement or as determined by the terms of any employee benefit plan in which the Executive was participating as of the Executive’s termination of employment, or as otherwise required by law, the Executive will not be entitled to receive any compensation or benefits after or in connection with the termination of the Executive’s employment with the Company for any reason.

4.             Additional Agreements.  The parties acknowledge and agree that they have entered into an Indemnification Agreement, and that such Indemnification Agreement shall remain in full force and effect in accordance with its terms.  As a condition to this Agreement, the Executive shall enter into a Confidentiality and Non-Competition Agreement with the Company substantially in the form set forth on Exhibit B (the “Noncompetition Agreement”).

5.             Release.  The Executive irrevocably waives, releases and discharges each of the Company and its respective affiliates, stockholders, partners, officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Company Parties”) from any and all liabilities and obligations to the Executive of any kind or nature whatsoever (including in respect of any rights of contribution or indemnification) with respect to the Company’s employment of the Executive prior to the Effective Date and the transition of Executive’s employment with the Company as contemplated by this Agreement, in each case, whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise at law or equity, and the Executive agrees not to seek to recover any amounts in connection therewith or thereunder from any of the Company Parties.  Notwithstanding the foregoing, this release shall not operate to release (a) any claims which the Executive may have under this Agreement and (b) the ability of the undersigned to assert any Claims that he cannot be required to release as a matter of law.

6.             Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)           “Board” shall mean the Board of Directors of the Company or similar governing body of the Company.

(b)           “Cause” shall mean any one or more of the following: (i) the Executive’s willful and continuing failure to perform his substantial responsibilities to the Company as Chief Scientific Officer (other than any such failure resulting from incapacity due to physical or mental illness), for a period of thirty (30) days after receiving notice from the Board that sufficiently details the manner in which the Board believes that the Executive has not substantially performed these responsibilities; (ii) the Executive’s willful misconduct, fraud, or material dishonesty that results in material harm to the Company; (iii) the Executive’s breach of fiduciary duty to the Company; (iv) the Executive’s willful disregard of the rules or policies of the Company or directions from the Board that results in material harm to the Company; or (v) the Executive’s material breach of the Noncompetition Agreement or any other agreement executed by the Executive with the Company.

(c)           “Company Entity” shall mean the Company, any direct or indirect subsidiary of the Company or any successor or purchaser of any of the foregoing.

7.             General Provisions.

(a)           Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally, (ii) delivered by certified or registered mail, postage prepaid, return receipt requested, or (iii) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:

Radius Health, Inc.

201 Broadway, 6th Floor

Cambridge, MA 02139

Attn: Chairman of the Board

Facsimile: (617) 551-4701

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

John Hancock Tower, 20th Floor

200 Clarendon Street

Boston, MA 02116

Attn:  Peter N. Handrinos, Esq.

Facsimile:  (617) 948-6001

If to the Executive:

at the last residential address known by the Company

or at any other address as any party shall have specified by notice in writing to the other party.

(b)           Successors and Binding Agreement.

(i)            This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any purchaser of all or substantially all of the assets of the Company.

(ii)           The Company will require any successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.

(iii)          For purposes of this Agreement, the “Company” shall mean both the Company, as defined in the Recitals, and any successor of or to the Company.

(iv)          This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.  The Executive agrees that the Executive’s obligations under this Agreement are personal in nature and, without the consent of the Company, he may not assign, transfer, or delegate this Agreement or any rights or obligations hereunder, provided, that upon the Executive’s death, the Executive may assign the Executive’s rights hereunder to the Executive’s estate or heirs.

(c)           Complete and Final Agreement.  Effective as of the Effective Date, this Agreement, together with the Noncompetition Agreement and Indemnification Agreement, constitutes the complete and final agreement by and between the parties, and replaces, terminates and supersedes any and all prior and contemporaneous negotiations, representations, understandings or agreements between the Executive and the Company (or any predecessor thereof) relating to the matters herein (including without limitation the Offer Letter).  The Executive hereby agrees that as of the Effective Date any other such agreement or understanding is hereby terminated and shall be of no further force or effect.  The parties further intend that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement.  This Agreement may be modified only by a further writing that is duly executed by both parties.

(d)           Construction / Counsel.  This Agreement shall be deemed drafted equally by both the parties.  Its language shall be construed as a whole and according to its fair meaning, with no presumption that any language shall be construed against any party.  Paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.  The Executive acknowledges that he has had adequate opportunity to consult with legal or other counsel of the Executive’s choosing prior to execution of this Agreement.

(e)           Governing Law.  Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and interpreted under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.

(f)            Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.  Further, the parties agree that any invalid, illegal or unenforceable provision or restriction shall be deemed modified so that it shall be enforced to the greatest extent permissible under law.  To the extent that any court of competent jurisdiction determines any provision or restriction herein to be overly broad, or unenforceable, such court is hereby empowered and authorized to limit such provisions or restrictions so that it is enforceable for the longest duration of time, within the largest geographical area and with the broadest scope, as permitted by law.

(g)           Survival of Provisions.  Notwithstanding any other provision of this Agreement, the parties’ post-termination obligations and the parties’ other respective rights shall survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

(h)           Waiver.  No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing signed by the Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(i)            Withholding.  All amounts payable under this Agreement shall be subject to reduction to reflect such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(j)            Section 409A.

(i)            To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of the Code.  If, however, the parties determine that any compensation or benefits payable under this Agreement may be or become subject to Section 409A of the Code, the Company and the Executive shall cooperate to adopt such amendments to this Agreement or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, as the parties mutually determine to be necessary or appropriate to (A) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (B) comply with the requirements of Section 409A of the Code.  For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment.

(ii)           Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred.  Thereafter, payments will resume in accordance with this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Radius Health, Inc.

By:	/s/ Kurt C. Graves
Name: Kurt C. Graves
Title: Chairman of the Board of Directors

Date: November 30, 2011

/s/ C. Richard Lyttle
C. Richard Lyttle, Ph.D.

Date: November 30, 2011

Exhibit A

General Release and Waiver

The undersigned irrevocably waives, releases and discharges each of the Company and its respective affiliates, stockholders, partners, officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Company Parties”) from any and all liabilities and obligations to the undersigned of any kind or nature whatsoever (including in respect of any rights of contribution or indemnification) with respect to the Company’s employment of the undersigned and the undersigned’s termination of employment with the Company, in each case, whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise at law or equity, and the undersigned agrees not to seek to recover any amounts in connection therewith or thereunder from any of the Company Parties.  Notwithstanding the foregoing, this release shall not operate to release (a) any claims which the undersigned may have to payments or benefits under Section 3(c) of that certain Transition Agreement, dated as of November 30, 2011, between the Company and the undersigned and (b) the ability of the undersigned to assert any Claims that he cannot be required to release as a matter of law.

Date:
C. Richard Lyttle, Ph.D.

Exhibit B

Form of Noncompetition Agreement

Confidentiality and Non-Competition Agreement

In consideration for the agreement of Radius Health Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”) to employ me as an employee or consultant and my receipt of the compensation now and hereafter paid to me by the Company, I agree as follows:

1.   Definition of Confidential Information.  I acknowledge that I may be furnished or have access to confidential, proprietary or trade secret information relating to the Company’s past, present or future (i) products, processes, formulas, patterns, compositions, compounds, projects, specifications, know how, research data, clinical data, personnel data, compilations, programs, devices, methods, techniques, inventions, software code, developments, documentation, original works of authorship, designs and technical data, and improvements thereto (collectively, “Technology”); (ii) research and development activities, (iii) marketing, business or business development activities, including without limitation prospective or actual bids or proposals, pricing information and financial information; (iv) customers or suppliers; or (v) other administrative, management, planning, financial, marketing, purchasing or manufacturing activities.  All of this type of information, whether it belongs to the Company or was provided to the Company by a third party with the understanding that it be kept confidential, and any documents, diskettes or other storage media, or other materials or items containing this type of information, are proprietary and confidential to the Company (“Confidential Information”).

2.   Obligations.  I agree to preserve and protect the confidentiality of Confidential Information both during and after my employment with the Company.  In addition, I agree not to, at any time during the term of this Confidentiality and Non-Competition Agreement (this “Agreement”) or thereafter, (i) disclose or disseminate Confidential Information to any third party, including without limitation employees or consultants of the Company without a legitimate business need to know; (ii) remove Confidential Information from the Company’s premises or make copies of Confidential Information, except as required to perform my job; or (iii) use Confidential Information for my own benefit or for the benefit of any third party.  I also agree to take all actions necessary to avoid unauthorized disclosure and otherwise to maintain the confidential or proprietary nature of such Confidential Information.  If I am not certain whether or not information is confidential, I will treat that information as Confidential Information until I have verification from the Company’s Personnel Officer that the information is not Confidential Information.

3.   Exceptions.  The Company agrees that the obligations in Section 2 do not apply to any information that I can establish (i) has become publicly known without a breach of this Agreement by me or a third party’s breach of an agreement to maintain the confidentiality of the information; or (ii) was developed by me prior to the date this Agreement is signed, and prior to the date any earlier Confidentiality Agreement of the Company was signed, if the date of development can be established by documentary evidence.  For the purposes of clause (i) of the preceding sentence, Confidential Information will be deemed to have become publicly known only if I can establish that all material features comprising such information have become publicly known.

4.   Former Employer Information.  I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or current employer or any other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

5.   Inventions and Works Retained and Licensed.  I have attached hereto, as Exhibit A, a list describing all Technology which was created, made, conceived, developed or reduced to practice (collectively, “Developed”) by me, solely or jointly,  prior to my employment with the Company (collectively referred to as “Prior Works or Inventions”), which belong to me, which relate to the Company’s business, products, or research and development, and which are not assigned to the Company hereunder, or, if no such list is attached, I represent that there are no such Prior Works or Inventions.  If, in the course of my employment with the Company, I incorporate into a Company product, process or machine, or otherwise use for the benefit of the Company, a Prior Work or Invention, whether or not listed, owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, assignable, irrevocable, perpetual, worldwide license to make, have made, modify, reproduce, distribute, prepare derivative works of, use, import, offer to sell, sell and otherwise exploit such Prior Work or Invention, including without limitation as part of or in connection with such product, process or machine or other use of the same.

6.   Ownership of Work Product.

(a)  I agree that the Company owns all right, title and interest in, including without limitation all trade secrets, patent rights, copyrights, trademarks, and other intellectual property rights (collectively, “Intellectual Property Rights”) in the following works that I Develop, solely or jointly, during and for one (1) year after termination of my employment with the Company:  (i) Technology that is created using the Company’s facilities, supplies, information, trade secrets or time, (ii) Technology that relates directly or indirectly to or arises out of the actual or proposed business of the Company, including, without limitation the research and development activities of the Company, (iii) Technology that relates directly or indirectly to or arises out of any task assigned to me or work I perform for the Company  or (iv) Technology that is based on Confidential Information (collectively “Work Product”).  Because any Work Product will inevitably be based upon or somehow involve the Company’s business, products, services or methodologies, I agree that any Work Product will belong to the Company even if I Develop it on my own time, using my own equipment, whether on the Company’s premises or elsewhere.  I will promptly provide full written disclosure to an officer of the Company of any Work Product I Develop, solely or jointly, during the term and for a period of one (1) year thereafter.  I hereby irrevocably assign and agree to assign to the Company the ownership of, and all Intellectual Property Rights in, the Work Product.  The Company will have the right to hold in its own name all rights in the Work Product, including without limitation all Intellectual Property Rights therein.  I also waive all claims to moral rights in any Work Product.

(b)  I agree to cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other Intellectual Property Rights (both in the United States and foreign countries) relating to Work Product.  I agree to execute and deliver all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable to protect its rights and interests in any Work Product.  I further agree that if the Company is unable, after reasonable effort, to secure my signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as my agent and attorney-in-fact, and I hereby irrevocably designate and appoint each executive officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable to protect its rights and interests in any Work Product, under the conditions described in this sentence.

7.   Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Work Product made by me (solely or jointly with others) during the term of my employment with the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

8.   Return of Confidential Information.  I agree to return to the Company all Confidential Information in my possession, custody or control immediately upon my termination, or earlier, from the Company for any reason, if the Company requests.

9.   Notification of New Employer.  In the event I leave the employ of the Company for any reason, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

10.   Noncompetition; Nonsolicitation of Employees.  In order to protect the value of any Confidential Information, I agree to the following provisions against unfair competition, which I acknowledge represent a fair balance of the Company’s rights to protect its business and my right to pursue employment:

(i)  Except for the continuation of my current service as the Executive Chairman of another business, which, for the avoidance of doubt, I may continue during and after my employment or other service with the Company, while I am employed by the Company and for a period of one (1) year immediately following termination of such employment (for any reason whatsoever, whether voluntary or involuntarily), I agree that I will not, whether alone or as a partner, officer, director, consultant, agent, representative, employee or security holder of any company or their commercial enterprise, directly or indirectly engage in, have an equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership, association, other entity or business or other activity anywhere in the world that engages in business that is competitive with or renders services to any firm or business organization which competes with the business of the Company, which business includes, without limitation, the research, discovery and/or development of therapeutics to treat osteoporosis or hot flashes, or any other therapeutics that the Company is actively engaged in at the time of termination of my employment (the “Company’s Business”); provided, that the Company’s Business shall not include any business that the Company has not taken more than de minimis steps to engage in at the time of the termination of my employment.  The foregoing prohibition shall not prevent my employment or engagement after termination if such employment or engagement, in any capacity, does not involve work or matters related to the Company’s Business as long as the entity (including its affiliates) that I become employed with or engaged by is primarily involved in businesses that are not related to the Company’s Business and so long as I do not work or have contact with, either directly or indirectly, any business unit of such an entity that is engaged in the Company’s Business.  I shall be permitted to own securities of a public company not in excess of five (5%) of any class of such securities and to own stock partnership interests or other securities of any entity not in excess of five (5%) of any class of such securities and such ownership shall not be considered to be competition with the Company.

(ii)  While I am employed at the Company and for a period of one (1) year immediately following termination of such employment (for any reason whatsoever, whether voluntary or involuntarily), I agree that I will not (A) directly or indirectly solicit, recruit or induce any employee, customer, subscriber, supplier, vendor or business affiliate of the Company to terminate its employment or other arrangement with the Company or otherwise alter its relationship with the Company or (B) directly or indirectly, for myself or any other person or entity, solicit or recruit any employee of the Company to work for a third party other than the Company or hire any such employee during the employee’s employment with the Company and for a period of twelve months following the employee’s employment with the Company or engage in any activity that would cause or encourage any employee to violate any agreement with the Company.

(iii) In the event the terms of this Section 10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

11. Representations and Warranties.  I represent and warrant that (i) I am able to perform the duties of my position and that my ability to work for the Company is not limited or restricted by any agreements or understandings between me and other persons or companies; (ii) I will not disclose to the Company, its employees, consultants, clients, teaming partners or suppliers, or induce any of them to use or disclose, any confidential information or material belonging to others, except with the written permission of the owner of the information or material; and (iii) any information, material or product I create or develop for, or any advice I provide to, the Company, its employees, consultants, clients, teaming partners or suppliers, will not rely or be based on confidential information or trade secrets I obtained or derived from a source other than the Company.  I agree to indemnify and hold the Company harmless from damages, claims, costs and expenses based on or arising from the breach of any agreement or understanding between me and another person or company or from my use or disclosure of any confidential information or trade secrets I obtained from sources other than the Company.

12. Damages and Injunctive Relief.  I acknowledge and agree that:

(i)    My obligations under this Agreement have a unique and substantial value to the Company and I remain obligated even if I voluntarily or involuntarily leave the Company’s employment.  I understand that if I violate this Agreement during or after my employment, the Company may be able to recover monetary damages from me and/or the other relief described below.

(ii)   I agree that a violation or even a threatened violation of this Agreement  may result in irreparable harm to the Company and its goodwill, the exact amount of which may be difficult or impossible to ascertain, and monetary damages alone may not completely compensate the Company for the harm.  Accordingly, the Company may seek an injunction prohibiting me from violating this Agreement, an order requiring me to render specific performance of the Agreement, and/or any other remedy which may be available at law or in equity.

13. Miscellaneous Provisions.

(i)    No failure or delay to act by the Company will waive any right, remedy or power contained in this Agreement.  Any waiver by the Company must be in writing and signed by an officer of the Company to be effective.

(ii)   The provisions of this Agreement are applicable to Confidential Information and Work Product disclosed, developed or proprietary before or after I sign this Agreement.

(iii)  This Agreement is to be construed according to its fair meaning and not strictly for or against either party.

(iv)  This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws provisions that would result in the application of the laws of any other jurisdiction.  Suit to enforce any provision of this Agreement or to obtain any remedy with respect hereto may be brought in a courts of the Commonwealth of Massachusetts and for this purpose I expressly consent to the jurisdiction of said courts.

(v)   If any provision of this Agreement conflicts with the law of the Commonwealth of Massachusetts or if any provision is held invalid by a court with jurisdiction over the parties to this Agreement, the provision will be deemed to be restated to reflect as nearly as possible the parties’ original intentions in accordance with applicable law, and the remainder of the Agreement will remain in full force and effect.  If it is not possible to restate the provision in a legal and valid manner, then the provision will be deemed not to be a part of the Agreement and the remaining provisions will remain in full force and effect.

(vi)  This document constitutes the entire agreement between the Company and me concerning the matters addressed in this Agreement and it supersedes any prior agreement concerning those matters.  This Agreement may not be changed in any respect except by a written agreement signed by both parties.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(vii) All remedies provided in this Agreement are cumulative and in addition to all other remedies which may be available at law or in equity.

Signature:

Print Name:	C. Richard Lyttle, Ph.D.

Address:

Date:

THE COMPANY	RADIUS HEALTH, INC.

By:

Title:

Exhibit A

None.